Exhibit 99.1

Specialty Laboratories Announces Executive Management Change

Santa Monica, Calif., March 22, 2004 – Specialty Laboratories, Inc. (NYSE: SP) (Specialty), a leading hospital-focused clinical reference laboratory, today announced that Frank J. Spina, senior vice president and chief financial officer of Specialty Laboratories, left the Company effective Friday, March 19, 2004 to pursue other professional opportunities.  Mr. Spina joined Specialty in September 2000.

Mr. Spina will continue to work with the company over the next several weeks to ensure a smooth transition in management.  The Company has initiated a search for a successor.

“It is with regret that we announce Frank Spina’s departure,” said Douglas S. Harrington, M.D.  “He has provided valuable leadership over the years and has been instrumental in reshaping Specialty following some very difficult business challenges.  All of us at Specialty appreciate his contributions and we wish him the very best.”

“With Specialty’s turnaround process now fully underway, the time is right for me to pursue new endeavors,” commented Mr. Spina.  “This was a difficult decision for me.  However, I am confident that I am leaving Specialty in good financial shape.”

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release may contain forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning the following: (a) the company’s ability to complete a smooth transition to a new chief financial officer; (b) the search for a successor chief financial officer; (c) the continued turnaround of our business, and our financial shape in future periods. These forward-looking statements involve known and unknown risks which may cause the company’s actual results and performance to be materially different from the future results and performance stated or implied by the forward-looking statements. In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by Specialty or any other person that Specialty’s objectives or plans will be achieved. Important factors which could cause our actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by Specialty Laboratories, including our periodic filings on Forms 10-K, 10-Q and 8-K.

About Specialty:

Specialty Laboratories performs highly advanced, clinically useful testing services for hospitals, laboratories and physician specialist communities nationwide.  With its extensive menu of clinical tests for the diagnosis and treatment-management of disease, Specialty offers clients a single-source solution for their specialized testing needs.  Because of Specialty’s focus on high complexity, esoteric testing, the company is strategically aligned with its hospital clients and does not compete with them or their outreach programs for routine testing work.  Specialty backs its commitment to outstanding client service with industry-leading, client-focused information technology applications.  Specialty also supports its test offering with distinguished R&D capabilities.  Through internal research programs and technology partnerships, Specialty develops new and enhanced tests for reliable and cost-effective patient assessment. Specialty’s Web address is www.specialtylabs.com.

Contact:

Greg Mann

Director, Corporate Communications

Specialty Laboratories

gmann@specialtylabs.com

310-586-7261